PRICING SUPPLEMENT NO. MP-6	FILED PURSUANT TO RULE 424(b)(2)
DATED MAY 25, 2007	REGISTRATION NO. 333-106040
TO PROSPECTUS DATED JULY 24, 2006
AND PROSPECTUS SUPPLEMENT DATED OCTOBER 12, 2006
AMERICAN INTERNATIONAL GROUP, INC.
5.450% MEDIUM-TERM NOTES, SERIES MP, MATCHED INVESTMENT PROGRAM, DUE MAY 18, 2017

Principal Amount: U.S.$200,000,000	Original Issue Date: May 31, 2007

Agent’s Discount or Commission: U.S.$500,000	Stated Maturity: May 18, 2017

Net Proceeds to Issuer: U.S.$197,605,611.11 (including accrued interest of $393,611.11)	Interest Rate: 5.450%

Form: ☑ Book Entry ☐ Certificated	CUSIP No.: 02687QBW7

Specified Currency (If other than U.S. dollars): N/A	Authorized Denominations (If other than U.S.$1,000 and integral multiples of U.S.$1,000 in excess thereof): U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof.
The notes are being placed through or purchased by the Agent listed below:
Morgan Stanley & Co. Incorporated            U.S.$200,000,000            Capacity:            ☐ Agent            ☑ Principal

If as Agent:	The notes are being offered at a fixed initial public offering price of ____% of principal amount.
If as Principal:
☐	The notes are being offered at varying prices related to prevailing market prices at the time of resale.

☑	The notes are being offered at a fixed initial public offering price of 98.856% of principal amount plus accrued interest of $393,611.11 from May 18, 2007.
Interest Payment Dates: Semi-annually on every May 18 and November 18, commencing November 18, 2007.
Redemption Provisions:
☑	The notes cannot be redeemed prior to the Stated Maturity.

☐	The notes may be redeemed prior to the Stated Maturity. Initial Redemption Date: Initial Redemption Percentage: ___% Annual Redemption Percentage Reduction: ___%
Optional Repayment Provisions:
☑	The notes cannot be repaid prior to the Stated Maturity.

☐	The notes can be repaid prior to the Stated Maturity at the option of the holder of the notes. Optional Repayment Date(s):

Use of Proceeds:	We intend to use the net proceeds from the sale of the notes to fund the AIG Matched Investment Program, American International Group, Inc.’s principal spread-based investment activity.

Other Provisions:	None.
The notes offered hereby constitute a further issuance of, and will be consolidated with, the $850,000,000 aggregate principal amount of 5.450% Medium-Term Notes, Series MP, Matched Investment Program, Due May 18, 2017, issued by us on May 18, 2007. The notes offered hereby will have the same CUSIP number as the previously issued notes. Upon completion of this offering, the aggregate principal amount outstanding of such notes will be $1,050,000,000.
We are offering notes on a continuing basis through AIG Financial Securities Corp., ABN AMRO Incorporated, Banca IMI S.p.A., Banc of America Securities LLC, Barclays Capital Inc., Bear, Stearns & Co. Inc., BMO Capital Markets Corp., BNP Paribas Securities Corp., BNY Capital Markets, Inc., Calyon Securities (USA) Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Daiwa Securities America Inc., Daiwa Securities SMBC Europe Limited, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Greenwich Capital Markets, Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Lehman Brothers Inc., KeyBanc Capital Markets Inc. (f/k/a McDonald Investments Inc.), Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities International plc, Morgan Stanley & Co. Incorporated, RBC Capital Markets Corporation, Santander Investment Securities Inc., Scotia Capital (USA) Inc., SG Americas Securities, LLC, TD Securities (USA) LLC, UBS Securities LLC, and Wachovia Capital Markets, LLC, as agents, each of which has agreed to use its best efforts to solicit offers to purchase notes. We may also accept offers to purchase notes through other agents. See “Plan of Distribution” in the accompanying prospectus supplement. To date, if we include the notes described by this pricing supplement, we will have issued approximately $3.9 billion aggregate principal amount (or its equivalent in one or more foreign currencies) of notes described in the accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if the prospectus, the prospectus supplement or this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.